UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2012

CNL Healthcare Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-54685	27-2876363
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification no.)

450 South Orange Ave.

Orlando, Florida 32801

(Address of principal executive offices)

Registrant’s telephone number, including area code: (407) 650-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 4, 2012, CNL Healthcare Trust, Inc. (“we” or the “Company”), through CHT Partners, LP, the Company’s operating partnership and wholly-owned subsidiary, entered into a transfer agreement (the “Transfer Agreement”) with Sunrise Senior Living Investments, Inc. (“Sunrise”), and Sunrise Senior Living Management, Inc. Pursuant to the Transfer Agreement, in exchange for a contribution of approximately $56,800,000 plus the Company’s pro rata share of certain shared expenses (the “Contribution”), at closing the Company will acquire a 55% membership interest in CHTSUN Partners IV, LLC (the “Joint Venture”), which interest is subject to adjustment but in no event will be less than 51%. The remaining membership interest will be held by Sunrise in exchange for Sunrise’s contribution to the Joint Venture of 100% of its interest in certain predecessor companies that formerly owned the assets to be owned by the Joint Venture plus Sunrise’s pro rata share of certain shared expenses. At closing, the Joint Venture will own the following seven senior housing properties valued at $226.1 million (the “Communities”):

Community	Location	Units

Sunrise of Santa Monica	Santa Monica, CA	70

Sunrise on Connecticut Avenue	Washington, D.C.	100

Sunrise at Siegen	Baton Rouge, LA	79

Sunrise of Metairie	Metairie, LA	72

Sunrise of Gilbert	Gilbert, AZ	144

Sunrise of Louisville	Louisville, KY	80

Sunrise at Fountain Square	Lombard, IL	142

It is anticipated that Sunrise Senior Living Management, Inc., an affiliate of Sunrise, will continue to operate and manage the Communities, which have a combined total of 687 units under a long-term management contract. The average age of the Communities is just under five years, and the majority of Communities are located in or near metropolitan areas.

The Communities had an average occupancy rate of 85.3% as of March 31, 2012. The Joint Venture will own fee simple interests in the Communities.

Concurrently with the closing of the transactions contemplated by the Transfer Agreement, the Company and Sunrise intend to enter into a new joint venture agreement (“Venture Agreement”) governing the terms of the Joint Venture. Immediately following the closing of the transactions contemplated by the Transfer Agreement, the Joint Venture will distribute approximately $5 million to Sunrise pursuant to the terms of the proposed Venture Agreement.

Subject to certain restrictions, under the terms of the proposed Venture Agreement, Sunrise will have the right to purchase, at Sunrise’s option, 100% of the Company’s interest in the Joint Venture in years one and two and years four through seven.

The Company and Sunrise are pursuing refinancing of five of the Communities and a modification of existing financing to be secured by two of the Communities: Sunrise of Santa Monica and Sunrise of Connecticut Avenue (such refinancing and modification is collectively referred to as the “Refinancing”). Approximately $49,670,000 of the Contribution will be used at closing of the transactions to pay in full an existing financing encumbering five of the Communities. At closing of the transactions contemplated by the Transfer Agreement and the Venture Agreement, the Joint Venture is expected to have approximately $125 million of indebtedness collateralized by the seven Communities.

The Company is pursuing mezzanine financing to finance the Company’s payment of the Contribution (the “Mezzanine Financing”). If such Mezzanine Financing is not obtained on terms satisfactory to the Company, the Company may terminate the Transfer Agreement, in which event the Company will be required to reimburse Sunrise up to an aggregate of $4,000,000 in transaction costs.

In connection with the execution of the Transfer Agreement, the Company is required to deposit into escrow $500,000 as a down payment on the Contribution (the “Down Payment”). The Company is currently conducting its due diligence investigation of the transactions and the Communities. The due diligence period will expire on July 19, 2012; however, such period may be extended by mutual consent of the parties to the Transfer Agreement. If the Company is not satisfied with the results of this investigation, it may terminate the Transfer Agreement at any time before the end of this period and be refunded the Down Payment. The Down Payment generally will become non-refundable if the Company does not terminate the Transfer Agreement before the end of the due diligence period.

The Transfer Agreement contains customary representations and warranties of the parties. In addition to the termination rights described above, the transactions are subject to various closing conditions, including, among other things, the closing of the Refinancing, the Mezzanine Financing, obtaining certain consents and the receipt of applicable healthcare licenses. There can be no assurance that the Refinancing and the Mezzanine Financing will be obtained, or if obtained, will be obtained on terms satisfactory to parties or that any or all of the other conditions to closing will be satisfied on terms satisfactory to the parties and that the transactions contemplated by the Transfer Agreement will ultimately be completed. The transactions are expected to close within the next 60 days.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release dated June 7, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 7, 2012	CNL HEALTHCARE TRUST, INC.

/s/ Joseph T. Johnson
	Name:	Joseph T. Johnson
	Title:	Senior Vice President, Treasurer and Chief Financial Officer